Exhibit (c)(3)

BAT-021
[Strictly CONFIDENTIAL – Not For Circulation]
Project Flight Discussion Materials
October 2016
Deutsche Bank
CENTER|VIEW PARTNERS

BAT-022
[Strictly CONFIDENTIAL – Not For Circulation]
Reynolds and BAT Share Price Performance
Rebased to Reynolds share price ($)(a)
60 55 50 45 40 35 30
Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Jun-16 Jul-16 Aug-16 Sep-16 Oct-16
12-Jun-15: Close of Oak
Oct-2015 Board
EU Referendum result
+41.6%
+30.8%
+10.8%
-Reynolds -BAT (£, rebased) -BAT ($, rebased)
(a) Rebased to Reynolds share price as of 12-Jun-15, Reynolds share price adjusted for stock split Source: FactSet as of 12-Oct-16 (BAT share price of £48.39, Reynolds share price of $47.08)

BAT-023
[Strictly CONFIDENTIAL – Not For Circulation]
Reynolds and BAT P/E Evolution
NTM P/E
NTM P/E
26.0x
24.0x
22.0x
20.0x
18.0x
16.0x
14.0x
Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Jun-16 Jul-16 Aug-16 Sep-16 Oct-16
Oct-2015 Board
EU Referendum Result
18.7x
18.0x
BAT Reynolds
NTM P/E Delta
2.0x
0.0x
(2.0x)
(4.0x)
(6.0x)
Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Jan-16 Feb-16 Mar-16 Apr-16 May-16 Jun-16 Jul-16 Aug-16 Sep-16 Oct-16
(0.6x)
BAT-Reynolds Delta
Source: FactSet as of 12-Oct-16 (BAT share price of £48.39, Reynolds share price of $47.08) 2

[Strictly CONFIDENTIAL – Not For Circulation] Selected Precedent Transaction Multiple Delta Date Target Acquiror Transaction Multiple Tobacco Peers Index Delta to Tobacco Peers Index Feb-15 Jul-14 Jul-14 Sep-08 Jul-08 Mar-07 Feb-07 Dec-06 Apr-06 SOUZA CRUZ RAI Reynolds American (brands) Lorillard UST Rothmans BENSON & HEDGES ALTADIS Commonwealth BRANDS INC GALLAHER Group Plc CONWOOD BRITISH AMERICAN TOBACCO Imperial Tobacco RAI Reynolds American Altria PHILIP MORRIS Imperial Tobacco Imperial Tobacco JTI RAI Reynolds American 15.8x 11.3x 4.5x 6.9x 10.4x (3.5x) 13.1x 10.4x 2.7x 12.0x 8.5x 3.5x 10.0x 8.5x 1.5x 14.2x 9.4x 4.8x 8.6x 9.8x (1.2x) 12.8x 9.7x 3.2x 13.6x 8.5x 5.1x 2.3x 3.6x Tobacco average Tobacco average (ex. selected Imperial transactions)(a) Date Target Acquiror Transaction Multiple FMCG Peers Index Delta to FMCG Peers Jul-16 Sep-15 Mar-15 Jul-12 Jun-12 Jun-11 Sep-09 Jun-08 Apr-08 White wave SAB MILLER Kraft ASIA PACIFIC ASIA PACIFIC BREWERIES LIMITED CERVEZA Modelo Especial 1925 F FOSTER’S Cadbury ABInBev WRIGLEY DANONE ABInBev Heinz HEINEKEN ABInBev SAB MILLER Kraft !nBev MARS incorporated 23.4x 18.6x 15.8x 17.1x 16.4x 14.1x 13.4x 12.4x 18.6x 14.6x 13.1x 14.4x 10.5x 10.2x 9.7x 9.4x 9.6x 9.8x 8.8x 5.5x 1.4x 6.6x 6.2x 4.4x 4.0x 2.8x 8.8x 5.4x FMCG average In precedent US large cap transactions (over $10bn since 2011), the average initial premium offered was 21.6% and the average bump to final offer was 12.5% (a) Excludes Imperial acquisition of Reynolds brand portfolio and Commonwealth brands Tobacco peers index incl. British American Tobacco (adj. for minorities), Imperial, Philip Morris, Japan Tobacco, Reynolds American and Altria FMCG peers incl. Diageo, SABMiller, Unilever, ABF, Reckitt, Tate, L’Oreal, Carlsberg, Kerry, Pernod Ricard, Remy, AB InBev, Svenska, Henkel, Beiersdorf, Orkla, Danone, Heineken, Nestle Note: Blue shading indicates Tobacco peer, orange shading indicates FMCG peer Source: FactSet, Company information 3

BAT-025
[Strictly CONFIDENTIAL – Not For Circulation]
Cash Consideration Assumptions
- Cash component of the consideration has been modelled based on a desired credit outcome
- Targeting BBB/Baa2 rating for the enlarged group which is a solid investment grade credit rating and two notches below our current rating band
- Results in c.4.0x out-of-the-box leverage and 3.0x by year
3 (2019)
- Assume raise a total of $22.6bn in total transaction financing
- $22.1bn cash consideration
- $0.5bn in estimated total transaction costs
Credit Rating Agency Metrics Scale
Moody’s S&P
Non-investment grade Investment grade
A1 A2 A3 BRITISH AMERICAN TOBACCO Baa1 Baa2 Baa3 RAI Reynolds American Ba1 Ba2 Ba3
A+ A A- BRITISH AMERICAN TOBACCO BBB+ BBB Reynolds American Ba1 BBB- BB+ BB BB-

BAT-026
[Strictly CONFIDENTIAL - Not For Circulation]
Illustrative Analysis at Various Prices - Financial Metrics
Nil Premium
Merger $22.6bn BB
Acquisition with $22.6bn Cash Consid.
10% Prem. 15% Prem. 20% Prem. 25% Prem. 30% Prem. 35% Prem. 40% Prem.
Value
Current Share price $47.08 $47.08 $47.08 $47.08 $47.08 $47.08 $47.08 $47.08
Offer price $47.08 $51.79 $54.14 $56.50 $58.85 $61.20 $63.56 $65.91
Impl. MV of 58% ($bn) 39.0 42.9 44.9 46.8 48.8 50.7 52.7 54.6 Cash Consid. ($bn)(1) - 22.1 22.1 22.1 22.1 22.1 22.1 22.1
Equity Consid. ($bn) 39.0 20.8 22.8 24.7 26.7 28.6 30.6 32.5
Premia
Current Spot ($47.08) -% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0%
1m VWAP ($47.31) (0.5%) 9.5% 14.4% 19.4% 24.4% 29.4% 34.3% 39.3%
3m VWAP ($49.34) (4.6%) 5.0% 9.7% 14.5% 19.3% 24.1% 28.8% 33.6%
52-wk high ($54.48) (13.6%) (4.9%) (0.6%) 3.7% 8.0% 12.3% 16.7% 21.0%
Mult.
2016E EV/EBITDA 13.5x 14.6x 15.2x 15.7x 16.3x 16.8x 17.4x 18.0x
2017E EV/EBITDA 12.2x 13.2x 13.7x 14.2x 14.7x 15.2x 15.7x 16.2x
ROIC
Y3 ROIC 6.3% 5.8% 5.6% 5.4% 5.2% 5.0% 4.8% 4.7%
Y5 ROIC 6.8% 6.3% 6.1% 5.8% 5.6% 5.4% 5.3% 5.1%
EPS Acc./Dil.
Y1 EPS 0.4% 4.0% 3.2% 2.5% 1.7% 1.0% 0.3% (0.4%)
Y3 EPS 10.6% 10.9% 9.3% 7.7% 6.2% 4.7% 3.3% 1.9%
Net Debt / EBITDA
Jun. 17E PF (with RR Syn.)(2) 2.2x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x 3.7x
YE’17E 2.0x 3.6x 3.6x 3.6x 3.6x 3.6x 3.6x 3.6x
YE’18E 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x 3.3x
YE’19E 3.0x 2.9x 3.0x 3.0x 3.0x 3.0x 3.0x 3.0x
BAT Val. Creation ($bn)
NPV Value creation 27.2(4) 12.1 9.8 7.6 5.5 3.4 1.4 (0.6)
Synergy Net of Prem. (3) 4.7 2.0 0.4 (1.2) (2.8) (4.3) (5.8) (7.2)
Source: FactSet; Market data as of 12 October 2016 (BAT share price of £48.39, Reynolds share price of $47.08), assumes spot exchange rate USD:GBP of 1.24
(1) Transaction fees assumed to be financed.
(2) June 2017E net leverage shown PF and includes assumed run rate synergies of $400m.
(3) Synergy NPV net of premium paid (adjusted for PF ownership) and net of fees.
(4) Buyback adjusted

BAT-027
[Strictly CONFIDENTIAL - Not For Circulation]
Analysis at Various Prices - Operational Metrics
BAT Standalone
Nil Prem. Merger $22.6bn BB
Acquisition with $22.6bn Cash Consid.
10% Prem. 15% Prem. 20% Prem. 25% Prem. 30% Prem. 35% Prem. 40% Prem.
Operating margin FY18 37.4% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2% 43.2%
FY19 37.9% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5% 44.5%
OCF Convers.(1) FY18 91.0% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7% 94.7%
FY19 91.6% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5% 95.5%
FCF/Share Accretion FY18 12.9% 16.8% 15.1% 13.4% 11.8% 10.3% 8.8% 7.3%
FY19 19.8% 20.2% 18.4% 16.7% 15.1% 13.5% 11.9% 10.4%
Fixed Charge Cover(2) FY18 1.19x 1.27x 1.25x 1.25x 1.24x 1.24x 1.23x 1.23x 1.22x
FY19 1.21x 1.29x 1.27x 1.27x 1.27x 1.27x 1.27x 1.27x 1.27x
Payout Ratio(3) FY18 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0%
FY19 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0% 65.0%
Dividend Coverage(4) FY18 122.0% 135.0% 134.5% 133.9% 133.2% 132.6% 132.0% 131.4% 130.9%
FY19 124.6% 139.2% 136.0% 136.0% 136.0% 136.0% 135.9% 135.9% 135.9%
Source: FactSet; Market data as of 12 October 2016 (BAT share price of £48.39, Reynolds share price of $47.08), assumes spot exchange rate USD:GBP of 1.24
(1) OCF (Operating cash flow per BAT internal definition) divided by EBITA; OCF: Adj. Op. Profit + D&A and Impairment +/- Change in Net Working Capital +/- Other non cash items in operating profit – Capex + Proceeds from Sale of Fixed Assets
(2) Fixed charge cover defined as FCF before fixed expenses (excluding interest and pension costs) / fixed expenses (net interest, pension costs and dividends).
(3) PF dividend minimum growth of 4%, at least 65% payout ratio
(4) Defined as FCF pre-dividends / total cash dividend payment.

BAT-028
[Strictly CONFIDENTIAL – Not For Circulation]
Key Financing and Structuring Considerations
Debt financing
Equity financing
- Financing for transaction structured to target BBB/Baa2 rating for the enlarged group (two notches down from current rating)
- US$22.6bn new debt financing to fund cash consideration
- Financial policy commitments required to support rating outcome:
- Significant M&A and share buyback moratorium
- RES/RAS private ratings confirmations not possible pre-approach and may be challenging thereafter – Key issues; recovery period, US litigation and Canadian newsflow
- Bridge taken out via capital markets, primarily through USD bonds and some Euro and Sterling with a modest term loan retained
- Combined liquidity requirement will result in significant increase in ongoing backstop facilities
- New BAT shares issued as consideration to Reynolds shareholders
- In form of new ADR programme (ADR level III)
- US listing
- Will require full SEC registration by BAT (also facilitating bond issuance)
- Once obtained not possible to revert back to grandfathered ADR
- Flowback issues estimated to be manageable
Non-investment grade Investment grade
Credit Rating Agency Metrics Scale
Moody’s S&P
A1 A2 A3 BRITISH AMERICAN TOBACCO Baa1 Baa2 Baa3 RAI Reynolds American Ba1 Ba2 Ba3
A+ A A- BRITISH AMERICAN TOBACCO BBB+ BBB RAI Reynolds American BBB- BB+ BB BB-

BAT-029
[Strictly CONFIDENTIAL – Not For Circulation]
Disclaimer
These materials have been prepared by Centerview Partners UK LLP (“Centerview”) for use solely by the Board of Directors of the Company and for no other purpose. The information contained herein is based upon information supplied by BAT (“the Company”) and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, including with respect to estimates of potential synergies, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company as to the future financial performance of the Company, and at your direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company, including as to expected synergies. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.
The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company.
These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.
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